Exhibit 10.15

EMPLOYMENT CONTRACT

BRIAN H. McCURRIE

The parties to this Employment Agreement (this “Agreement”) are Koppers Inc. (the “Company”) and Brian H. McCurrie (“Executive”). The Company desires to retain the services of Executive as Vice President & Chief Financial Officer and Executive desires to accept such employment on the terms and conditions set forth below.

Accordingly, the parties, intending to be legally bound, agree as follows:

1. Term of Agreement. The term of this Agreement (the “Term”) shall commence as of October 13, 2003 and shall continue in effect until October 12, 2005; provided, however, that as of October 12, 2005, and each October 12th thereafter, the Term shall automatically be extended for one additional year unless, at least one hundred eighty (180) days prior to such renewal date either the Company or Executive shall have given notice to the other that such party does not wish to extend such Term; and provided further, however, that if a Change in Control (as hereinafter defined) shall have occurred during the original or extended Term, the Term shall continue for a period of not less than twenty-four (24) months following the month in which such Change in Control occurred. In no event, however, shall the Term extend beyond the end of the calendar month in which Executive’s 65th birthday occurs.

2. Duties. During the Term, Executive shall serve as Vice President & Chief Financial Officer and shall perform the duties, services and responsibilities and have the authority commensurate to such position. Executive shall report to the Chief Executive Officer of the Company (the “CEO”). Executive shall perform his duties at the Company’s executive offices, reasonable periods of travel for business purposes excepted. Executive shall devote his best efforts to promote the Company’s interests, and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. Executive shall, in performing his duties, services and responsibilities for the Company, fully comply with the policies of the Company which may be instituted by the Company from time to time, including without limitation, the Company’s Ethics and Compliance Program and the Company’s Code of Conduct or similar policies or rules, as such may be revised from time to time. Executive shall devote his full working time to the business and affairs of the Company. Except as specifically provided for in this Agreement, nothing in this Agreement shall preclude Executive from devoting reasonable periods required for engaging in charitable and community activities, serving as a director of other companies and managing his personal investments; provided, that such activities do not interfere in any material respect with the regular performance of his duties and responsibilities under this Agreement.

3. Base Salary. During the Term, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of at least $225,000. Such Base Salary shall be subject to periodic review by the Chief Executive Officer. The Base Salary shall be payable in accordance with the Company’s regular payroll practices, but no less frequently than monthly.

4. Incentive Compensation. Executive shall be entitled to participate in the Company’s Corporate Senior Management Incentive Plan (the “Senior Management Incentive Plan”) with an annual incentive target of 55% of Base Salary, and such participation shall be subject to such terms and conditions as the Company’s Board of Directors (the “Board”) shall determine. Executive shall be entitled to participate in the Senior Management Incentive Plan on a pro-rata basis during Executive’s first year of employment.

5. Other Benefits.

(a) Expense Reimbursement. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services under this Agreement, provided that such expenses are properly accounted for and are in accordance with the policies and practices for senior executives in effect from time to time as established by the Company. The Company understands and agrees that such expense reimbursement shall include all reasonable costs associated with maintaining Executive’s professional certifications related to Executive’s job performance, such as, but not limited to, CPA continuing education costs.

(b) Supplemental Executive Retirement Plan. During the Term, Executive shall be eligible to participate in the Company’s Supplemental Executive Retirement Plan I and Supplemental Executive Retirement Plan II benefit plans, as such plans may be amended by the Board from time to time and subject to the terms and conditions of such plans.

(c) Survivor Benefit Plan. During the Term, Executive shall be eligible to participate in the Company’s Survivor Benefit Plan, as such plan may be amended by the Board from time to time and subject to the terms and conditions of such plan and subject to the Company’s ability to purchase life insurance on Executive’s life at standard rates.

(d) Vacation. During the Term, Executive shall be entitled to four (4) weeks paid vacation per calendar year beginning in 2004.

(e) Club Membership. During the Term, the Company shall reimburse Executive for (i) Executive’s initiation and membership fees at the Rivers Club in Pittsburgh, Pennsylvania and (ii) Executive’s annual membership dues for the

St. Clair Country Club. Executive will be responsible for all expenses incurred by him in connection with his use of the Rivers Club and the St. Clair Country Club, except for expenses that are payable or reimbursable under Section 5(a).

(f) Signing Bonus. The Company shall pay to Executive a signing bonus of $50,000 in cash, net of appropriate tax withholdings; payable in two installments of $25,000 each on October 31, 2003 and January 2, 2004.

(g) Stock Options. At the same time the Board makes the next grant of stock options to Company employees, the Board shall grant to Executive incentive stock options (the “Options”) to purchase a total of 7,500 shares of the Company’s Common Stock. The options will be granted under and subject to the terms of the Company’s Stock Option Plan.

(h) Participation in Plans. During the Term, Executive shall be entitled to participate in and receive benefits under and subject to the terms and conditions of all of the Company’s benefit plans, programs and arrangements for salaried employees, as they may be duly amended, approved or adopted by the Board from time to time, including any retirement plan, savings plan, life insurance plan, health insurance plan, and accident or disability insurance plan.

(i) Enhanced Long-Term Disability Plan. During the Term, Executive shall be entitled to participate in the Company’s enhanced long-term disability plan, as such plan may be amended from time to time and subject to the terms and conditions of such plan.

6. Covenants. In order to induce the Company to enter into this Agreement, Executive hereby covenants as follows:

(a) Executive agrees and understands that Executive has been and will be exposed to and receive certain confidential information of the Company relating to the confidential affairs of the Company, including, but not limited to and without limiting the generality of the foregoing: technical information; business and marketing plans; strategies; customer information; information concerning the Company’s products; pricing information and policies; promotions; developments; financing plans; business policies and practices; processes; techniques; methodologies; formulae; processes; compilations of information; research materials; software (source and object code); algorithms; computer processing systems; drawings; proposals; job notes; reports; records; specifications; inventions; discoveries; improvements; innovations; designs; ideas; trade secrets; proprietary information; manufacturing, packaging, advertising, distribution, and sales methods; sales and profit figures; and client and client lists and other forms of information considered by the Company to be confidential and in the nature of a trade secret (hereinafter all referred to as “Confidential Information”). Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and hereby covenants that both during and after his employment, Executive shall keep such Confidential Information confidential and shall not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of a duly authorized representative of the Company. Further, Executive agrees that he will not use any Confidential Information for any purpose (including, but not limited to, use for Executive’s own benefit or for the benefit of a third party) other than for purposes authorized by the Company and for the benefit of the Company. The parties agree that any Confidential Information that was disclosed or provided to Executive by the Company prior to the effective date of this Agreement was intended to be and shall be subject to the terms and conditions of this Agreement. Executive agrees that this confidentiality covenant has no temporal or territorial restriction. The obligation of confidentiality imposed herein shall not apply: (i) to information that is now or hereafter becomes publicly known or generally known in the Company’s industry other than as a result of Executive’s breach of his or her obligations hereunder and (ii) to information that is required to be disclosed by applicable laws, governmental regulations or judicial or regulatory process; provided, however, in such event, that Executive may disclose such information only to the extent required and shall give prior notice of the requirement to disclose such information to the Company to the extent practicable under the circumstances.

(b) Records and other Property. Executive acknowledges that any and all documents, files, memoranda, notes, keys, writings, lists, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machinery, technical data, electronic mail transmissions, records, sketches, plans and other property, tangible product or materials received from the Company or relating to the business and affairs of the Company, or any of its affiliates, whether or not prepared by Executive and whether or not containing or embodying Confidential Information, Developments or Intellectual Property Rights (as hereinafter defined) shall be the sole and exclusive property of the Company. Such documents, files, memoranda, notes, electronic mail transmissions, records, sketches, plans and other materials are for the use of Executive solely in discharging his duties and responsibilities as an employee of the Company, and Executive has no claim or right to the continued use of thereof. Executive agrees, upon termination of his employment, or, in the alternative, at the direction of the Company, that he will promptly return to the Company or destroy all such documents, files, memoranda, notes, electronic mail transmissions, records, sketches, plans and other materials in his possession, custody or control without retaining any copies thereof.

(c) Non-Competition.

(i) Executive covenants and agrees, during his employment with the Company and for a period of one (1) year after the termination of his employment, voluntarily or involuntarily, that he will not for any reason, directly or indirectly, anywhere in the world:

(A) use, work on, develop, or assist others to use, work on or develop, information, technologies or processes to which Executive is exposed or which Executive uses, develops or works on after the date of this Agreement while in the employ of the Company; or

(B) engage in, represent in any way, be connected with, furnish consulting services to, be employed by or have any interest in (whether as owner, partner, servant, agent, employee, consultant, corporate officer, director or stockholder) any entity or person which competes with the Company in connection with any other information, technologies, processes, products, services or business areas to which Employee is exposed or which Executive develops or works on after the date of this Agreement while in the employ of the Company.

(ii) In addition to the foregoing covenants and agreements and without limitation of them, Executive further covenants and agrees that for a period of one (1) year after Executive’s employment with the Company terminates (whether said employment is terminated voluntarily or involuntarily), that he shall not, directly or indirectly engage in, represent in any way, be connected with, furnish consulting services to, be employed by or have any interest in (whether as owner, partner, servant, agent, employee, consultant, corporate officer, director or stockholder) any entity or person which competes with the business of the Company anywhere in the world. For purposes of this Section 6(c)(ii), the business of the Company shall be defined as the development, marketing and sales of all products and services provided by the Company during Executive’s time of employment.

(iii) Employee specifically acknowledges and agrees that the information, technologies, processes, products, services or business as referred to above are intended to have application, utility and marketability throughout the world. Executive further acknowledges and agrees to the reasonableness of these covenants not to compete and the reasonableness of the scope, geographic area and duration of time, which are a part of these covenants. Executive also acknowledges and agrees that the covenants and agreements set forth in this Section 6(c) will not preclude Executive from becoming gainfully employed following termination of his employment with the Company.

(iv) Nothing in this Section 6(c) shall prohibit Executive from (A) owning less than five percent (5%) of any class of securities or debt of any corporation or other entity, whether publicly traded or privately held, (B) serving as a general or limited partner or having a similar ownership interest in any partnership or investment company that owns or controls a competing entity so long as Executive is not actively engaged in the management of such competing entity or (C) serving as a director of any entity which derives less than ten percent (10%) of its sales and income from competing businesses.

(d) Non-Solicitation. Executive agrees that any attempt on the part of Executive to induce others to leave the Company’s employ, or any effort by Executive to interfere with the Company’s relationship with its employees would be harmful and damaging to the Company. Executive agrees that while employed by the Company and for a period of one (1) year after the termination of his employment, voluntarily or involuntarily, Executive will not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Company to quit employment with the Company; (ii) otherwise interfere with or disrupt the Company’s relationship with its employees; (iii) solicit, entice, or hire away any employee of the Company; or (iv) hire or engage any employee of the Company or any former employee of the Company whose employment with the Company ceased less than one (1) year before the date of such hiring or engagement.

(e) Assignment. Executive shall disclose fully, promptly and in writing to the Company his entire right, title and interest in all Developments that are made, conceived, or developed by Executive, in whole or in part, alone or jointly with others. Such assignment shall include, without limitation, all Intellectual Property Rights in such Developments. “Developments” as used in this Agreement shall mean all inventions, designs, work, materials, discoveries, developments, ideas, concepts, techniques, know-how, software, documentation, improvements, enhancements, modifications or other works of authorship, whether patentable or copyrightable or not, which Executive has conceived, made or developed, in whole or in part, solely, jointly or with others, during his employment with the Company and thereafter which result from, directly or indirectly, or are suggested by, the carrying out of Executive’s employment duties, or from or by any information that Executive may receive as a result of business, work or activities relating to his employment. “Intellectual Property Rights” as used in this Agreement shall mean all forms of intellectual property rights and protections that may be obtained for, or may pertain to, the confidential information (described in Section 6(a) of this Agreement) and Developments and may include, without limitation, all right, title and interest in and to (i) all Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) all trade secrets, and all trade secret rights and equivalent rights arising under the common law, state law, Federal law and laws of foreign countries; (iii) all mask works, copyrights other literary property or author’s rights, whether or not protected by copyright or as a mask work, under common law, state law, Federal law and laws of foreign countries; and (iv) all proprietary indicia, trademarks, tradenames, symbols, logos and/or brand names under common law, state law, Federal law and laws of foreign countries. All Developments of Executive shall be considered work(s) made by Executive for hire for the Company as defined by 17 U.S.C. § 101 and shall belong exclusively to the Company and its designees. If by operation of law or for any other reason, any of the Developments, including all related Intellectual Property Rights, does not constitute a work made for hire or is not owned in its entirety by the Company automatically upon creation thereof, then Executive agrees to irrevocably assign, transfer and convey, and does hereby irrevocably assign, transfer and convey, to the

Company and its designees the ownership of such Developments, including all related Intellectual Property Rights. Executive agrees to take all such actions as may be requested by the Company at any time with respect to any Developments, to confirm or evidence the Company’s ownership and Executive’s assignment, transfer and conveyance of such Developments. Furthermore, at any time, and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance, or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights, under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright.

(f) Non-solicitation of Business. Executive covenants and agrees that during his employment with the Company and for a period of two (2) years after the termination of his employment, voluntarily or involuntarily, Executive will not divert or attempt to divert from the Company any business the Company had enjoyed or solicited from its customers during the two (2) years prior to termination of this Agreement.

(g) Enforcement. Executive agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and shall be received thereof and that the agreements set forth herein are the result of armslength negotiations between the parties hereto. Executive recognizes that the provisions of this Section 6 are vitally important to the continuing welfare of the Company and its affiliates, and that money damages constitute a totally inadequate remedy for any violation thereof. It is further recognized and agreed that the obligations of Executive under this Agreement are of a unique and special nature, and Executive acknowledges and agrees that any violation thereof by Executive will result in immediate and irreparable harm to the Company or its affiliates. Accordingly, in the event of any such violation by Executive, the Company and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction or other equitable relief in addition to other rights or remedies which the Company or its affiliates may have at law or in equity. Executive hereby waives the right to assert the defense that any such breach or violation can be adequately compensated in damages in an action at law.

7. Termination of Employment

(a) Death or Disability. Executive’s employment under this Agreement shall terminate upon Executive’s death or termination for Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment shall be deemed terminated for “Disability.”

(b) Termination by the Company. The Company may terminate Executive’s employment with or without Cause by giving written Notice of Termination (as defined below) to Executive. Termination by the Company of Executive’s employment for “Cause” shall mean termination (i) upon the willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that Executive has not substantially performed Executive’s duties, and Executive is given a reasonable opportunity to remedy such identified failure to perform, or (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in this subsection and specifying the particulars thereof in detail.

(c) Termination by Executive. Executive may resign from his employment with the Company by giving at least sixty (60) days prior written Notice of Termination to the Company.

(d) Notice of Termination. Any purported termination of Executive’s employment shall be communicated by written Notice of Termination. In the case of a termination by the Company, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(e) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30)-day period), and (ii) if Executive’s employment is terminated pursuant to subsection (b) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a binding arbitration award; and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive Executive’s full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination as determined accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by Executive as the result of employment by another employer.

8. Compensation During Disability or Upon Termination. This Section 8 shall apply to any termination of Executive’s employment other than any termination subject to Section 9. In the event that Executive’s employment is terminated under the circumstances described in Section 9, this Section 8 shall not be applicable.

        (a) Disability. During any period that Executive fails to perform Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, Executive shall continue to receive Executive’s base salary at the rate in effect at the commencement of any such period, until this Agreement is terminated pursuant to Section 7(a) hereof. Thereafter, or in the event Executive’s employment shall be terminated by reason of Executive’s death, Executive’s benefits shall be determined under the Company’s retirement, insurance, disability and other compensation programs then in effect in accordance with the terms of such programs.

        (b) By the Company For Cause or by Executive. If Executive’s employment shall be terminated by the Company for Cause or by Executive for any reason, the Company shall pay Executive his or her full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to Executive under this Agreement.

        (c) By the Company Other Than For Cause. If Executive’s employment is terminated by the Company other than for Cause, Executive shall be entitled to the following:

                (i) Payment of Compensation. No later than the fifth day following the Date of Termination, the Company shall pay Executive’s full Base Salary through the Date of Termination at the rate in effect at the time Notification of Termination is given, plus all other amounts to which Executive is entitled under any incentive, bonus or other compensation plan of the Company, at the time such payments are due;

                (ii) Severance. The Company will pay salary continuation to Executive, at Executive’s most recent rate of pay less standard deductions and tax withholdings, according to the following schedule:

Months of Service	Severance Benefit

0–24 months	52 weeks + an additional number of weeks equal to the number of full years of Executive’s service with the Company prior to the Date of Termination.

25–60 months	78 weeks + an additional number of weeks equal to the number of full years of Executive’s service with the Company prior to the Date of Termination.

61+ months	104 weeks + an additional number of weeks equal to the number of full years of Executive’s service with the Company prior to the Date of Termination;

                (iii) During the period of time that Executive shall be receiving severance benefits according to the foregoing schedule, or such lesser period to Executive’s 65th birthday, the Company shall arrange to provide Executive with life, disability, accident and group health insurance benefits substantially similar to those which Executive was receiving immediately prior to the commencement of such severance period. Benefits otherwise receivable by Executive pursuant to this paragraph (iii) shall be reduced to the extent comparable benefits are actually received by Executive during such period following Executive’s termination, and any such benefits actually received by Executive shall be reported to the Company; and

                (iv) The Company’s obligations to indemnify and defend Executive with respect to matters arising out of Executive’s performance during the Term shall continue after Executive’s termination to the same extent that they existed prior to such termination. The Company will, at all times, maintain in force and effect Directors and Officers Liability Insurance.

        (d) Release. Payment of the severance pay set forth in Section 8(c)(ii) to Executive shall be conditioned upon Executive executing and delivering a release satisfactory to the Company releasing the Company and affiliated companies and persons from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action under any retirement or welfare benefit plan of the Company (as defined in the Employee Retirement Income Security Act of 1974, as amended), other than under the Company’s 401(k) plan and the Qualified Plan (as hereinafter defined), severance or other termination pay. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Agreement, or any rights of indemnification Executive may have under the Company’s policies or by contract or by statute.

9. Change in Control.

        (a) For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred upon the first to occur of the following events:

                (i) any person, or more than one person acting as a group, (other than Saratoga or the Management Investors, as such terms are defined in the Stockholders’ Agreement, dated December 1, 1997, by and among the Company, Saratoga Partners III, LP and the Management Investors) acquires ownership of stock of the Company that, together with the stock held by such person or group, represents a majority of the total voting power of the stock of the Company (“Change in Ownership”); or,

                (ii) during any twelve month period, a majority of the Company’s Board is replaced by new directors whose appointment or election is not endorsed by a majority of the Company’s Board (“Change in Effective Control”); or,

                (iii) during any twelve month period, any one person, or more than one person acting as a group, acquires assets from the Company having a total fair market value equal to or more than one-third (1/3) of the total fair market value of all of the assets of the Company immediately prior to such acquisition (s) and Executive is employed in the business which relates to the assets transferred (“Change in Ownership of Substantial Assets”); notwithstanding the preceding, a Change in Ownership of Substantial Assets does not occur when assets are transferred to (i) a shareholder in exchange for stock; (ii) an entity that is at least fifty (50%) percent owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns at least fifty (50%) percent of the total value or voting power of the stock of the Company; or, (iv) an entity that is at least fifty (50%) percent owned by a person, or more than one person acting as a group, that owns at least fifty (50%) percent of the total value or voting power of the stock of the Company; or,

                (iv) the Company’s termination of its business and liquidation of its assets; or,

                (v) the reorganization, merger or consolidation of the Company into or with another person or entity, by which reorganization, merger or consolidation the shareholders of the Company receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation.

For purposes of the preceding Change in Ownership, Change in Effective Control and Change in Ownership of Substantial Assets, persons are considered to be acting as a group when such persons are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or a similar business transaction with the Company. Persons are not considered to be acting as a group merely because such persons happen to purchase or own stock of the Company at the same time or as a result of the same public offering.

        (b) Termination Following Change in Control. If any of the events, described in Section 9(a) constituting a Change in Control of the Company shall have occurred, Executive shall be entitled to the benefits provided in subsection (c) below if Executive shall be required to relocate his primary office to a location greater than 50 miles from the then current location of Executive’s office or upon the termination of Executive’s employment by the Company for any reason other than for Cause or by reason of Executive’s Disability:

                (i) during the two-year period following such Change in Control or the extended term of this Agreement; or

                (ii) prior to the date on which a Change in Control of the Company occurs, if it can be reasonably demonstrated by Executive that such termination of employment was (1) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control.

        (c) Compensation Upon Termination

        In the event that a termination of employment of Executive occurs under the circumstances set forth in Section 9(b) above:

                (i) No later than the fifth day following the Date of Termination, the Company shall pay to Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                (ii) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Executive, at the time specified in subsection (d) below, a lump sum severance payment (together with the payments provided in paragraph (iii), below, the “Severance Payments”) equal to two, or if less, the number of years, including fractional years, from the Date of Termination until Executive reaches age 65 times the sum of (1) Executive’s annual Base Salary as in effect as of the Date of Termination or immediately prior to the Change in Control of the Company, whichever is greater, and (2) one-half of the sum of the amounts awarded to Executive under the applicable incentive plan and bonus plans in respect of each of the two calendar years preceding that in which occurs the Date of Termination or that in which occurs the Change in Control, whichever is greater;

                (iii) In lieu of any payments under the executive incentive plan or other bonus plan in effect for the year in which Executive’s Date of Termination occurs, the Company shall pay Executive, at the time specified in subsection (d) below, a pro rata portion of all contingent awards granted under such plans for all uncompleted periods, assuming for this purpose that the amount of each award that would have been paid upon completion of such period would at least equal the average of the payments from the Executive Incentive Plan for the previous two (2) years, and basing such pro rata portion upon the portion of the award period that has elapsed as of the Date of Termination;

                (iv) In addition to the retirement benefits to which Executive is entitled under the Retirement Plan of Koppers Industries, Inc. and Subsidiaries for Salaried Executives (the “Qualified Plan”) and the Company’s “excess benefit plans” (the “Supplemental Plan”) or any successor plans thereto, lump sum payment equal to the excess of (1) over (2), where (1) equals the sum of (A) the aggregate retirement pension to which Executive would have been entitled under the terms of the Qualified Plan (without regard to any amendment to the Qualified Plan made subsequent to the Change in Control of the Company, which amendment adversely affects in any manner the computation of retirement benefits under such plan), determined as if Executive had accumulated thereunder two (2) additional years of Credited Service or such lesser number of years of Credited Service, including fractional years, to Executive’s 65th birthday (after any termination pursuant to Section 9(b)) at Executive’s rate of Base Salary in effect on the Date of Termination, and (B) the retirement pension to which Executive would have been entitled under the terms of the Supplemental Plan, determined as if Executive had accumulated thereunder two (2) additional Years of Service or such lesser number of Years of Service, including fractional years, to Executive’s 65th birthday (after any termination pursuant to Section 9(b)) at Executive’s rate of Base Salary in effect on the Date of Termination; and where (2) equals the sum of (A) the aggregate retirement pension to which Executive is entitled pursuant to the provisions of the Qualified Plan, and (B) the retirement pension to which Executive is entitled pursuant to the provisions of the Supplemental Plan. The supplemental pension benefit determined under the paragraph (d) shall be payable by the Company in a lump sum payment using the discount specified in the Qualified Plan.

Benefits hereunder which commence prior to age 60 with 25 years of service, or age 55 with 10 years of service, shall be actuarially reduced to reflect early commencement in accordance with the terms of any such Plan or Plans. All defined terms used in this paragraph (iv) shall have the same meaning as in the Qualified Plan, unless otherwise defined herein or otherwise required by the context;

                (v) The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), unless the decision-maker in any proceeding, contest or dispute arising hereunder makes a formal finding that Executive did not have a reasonable basis for contesting or disputing such proceeding;

                (vi) For a twenty-four (24) month period or for the term of this Agreement, whichever is later, or such lesser period to Executive’s 65th birthday after such termination, the Company shall arrange to provide Executive with life, disability, accident and group health insurance benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by Executive pursuant to this paragraph (vi) shall be reduced to the extent comparable benefits are actually received by Executive during the twenty-four (24) month period following Executive’s termination, and any such benefits actually received by Executive shall be reported to the Company; and

                (vii) The Company’s obligations to indemnify and defend Executive with respect to matters arising out of Executive’s performance during the Term shall continue after Executive’s termination to the same extent that they existed prior to such termination. The Company will, at all times, maintain in force and effect Directors and Officers Liability Insurance.

        (d) Except as provided in subsection (f) hereof, the payments provided for in subsections (c) (ii) and (iii), above, shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Internal Revenue Code as amended (the “Code”)) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

        (e) Except as provided in subsection (c)(vi) hereof, Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 9 be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

        (f) Notwithstanding the provisions of this Section 9, in no event shall the aggregate present value of “parachute payments” as defined in Section 280G of the Code, exceed three times Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code. If the preceding limitation is exceeded, then Executive’s payments and benefits in this Section 9 shall be reduced to the extent necessary to cause the total payments and “parachute payments” to comply with the limitation.

        (g) Executive’s entitlement to the benefits set forth in Sections 9(c)(ii), (iii), (iv), (v) and (vi) shall be conditioned upon Executive executing and delivering a release satisfactory to the Company releasing the Company and affiliated companies and persons from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action under any retirement or welfare benefit plan of the Company (as defined in the Employee Retirement Income Security Act of 1974, as amended), other than under the Company’s 401(k) plan and the Qualified Plan, severance or other termination pay. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Agreement, or any rights of indemnification Executive may have under the Company’s policies or by contract or by statute.

10. Successors: Binding Agreement.

        (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        (b) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to our devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 8 and 9 shall survive the expiration of the term of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Dispute Resolution.

        (a) Negotiation. If a dispute or controversy arises under or in connection with this Agreement, the parties agree first to try in good faith to settle the dispute or controversy. Any party may initiate the negotiation process by written notice to the others, identifying the dispute or controversy and the desire for negotiation.

        (b) Arbitration. If the parties have not resolved the dispute or controversy by direct negotiations within thirty (30) days of such notice, any party may initiate arbitration as herein provided. All disputes or controversies arising under or in connection with this Agreement which are not resolved by negotiation shall be decided by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, provided, however, that any such arbitration shall be before a single arbitrator selected by agreement of the parties. Judgment upon the award or decision of the arbitrator may be entered and enforced in any court of competent jurisdiction. In the event that the parties cannot agree upon the selection of an arbitrator, the parties agree that the American Arbitration Association in Pittsburgh, Pennsylvania will select the arbitrator. Notwithstanding the foregoing to the contrary, a party shall not be prohibited or precluded from seeking equitable relief in a court of competent jurisdiction without first resorting to the dispute resolution provisions of this Section 15 in circumstances in which a party’s interests or property will otherwise be compromised. It is specifically intended by the parties that if any equitable relief is granted by an arbitrator, said relief may be enforced in any court of competent jurisdiction. The forum of such arbitration shall be in Pittsburgh, Pennsylvania to the exclusion of all other jurisdictions.

        (c) Notice of Decision. The arbitrator shall promptly notify the parties in writing of the decision, together with the amount of any dispute resolution costs arising with respect thereto (the “Notice of Decision”). The Notice of Decision need not contain an explanation of the decision or grounds thereof.

        (d) Costs and Fees. All dispute resolution costs, which shall include any fee for the arbitrator for services rendered shall be borne by the Company. Each party is to pay its own counsel fees and expenses.

16. Severability and Reformation. The provisions of this Agreement shall be deemed to be divisible so that in the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision of this Agreement (including, but not limited to, any provision related to a time period, geographical area or scope of restriction) shall be declared by a court of competent jurisdiction to exceed the maximum limitations or restrictions such court deems reasonable and enforceable, then such provision shall be deemed modified and reformed so as to be valid and enforceable to the maximum extent lawfully permitted.

17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties; whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

18. Withholding. All compensation paid under this Agreement shall be subject to all applicable tax withholding.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THE COMPANY:	EXECUTIVE:
/s/ W. W. Turner Signature	/s/ Brian H. McCurrie Signature

W. W. Turner Name	Brian H. McCurrie Name

President and Chief Executive Officer Title	Vice President, Chief Financial Officer Title

436 Seventh Avenue Address	436 Seventh Avenue Address

Pittsburgh, PA 15219-1800 October 13, 2003 Date	Pittsburgh, PA 15219-1800 October 13, 2003 Date

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